Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2022 FINANCIAL RESULTS

WILMINGTON, Del., October 25, 2022 — Navient (Nasdaq: NAVI) today released its third-quarter 2022 financial results.

OVERALL RESULTS

•   GAAP net income of $105 million ($0.75 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $0.75.

•   Core Earnings(1) of $87 million ($0.62 diluted earnings per share).

SIGNIFICANT ITEMS

•   Third-quarter 2022 GAAP, Core Earnings and Adjusted Core Earnings results included

○   a net reduction to pre-tax income of $10 million ($0.05 diluted loss per share) related to incremental FFELP Loan consolidation activity in connection with recently announced loan forgiveness plans.

○   $28 million of provision for loan losses in anticipation of a deteriorating economy.

•   Third-quarter 2022 GAAP and Core Earnings results also included:

○   Regulatory expenses of $3 million ($0.01 diluted loss per share).

○   Restructuring expenses of $21 million ($0.12 diluted loss per share).

CEO COMMENTARY – “Navient delivered solid results across all segments in a challenging climate,” said Jack Remondi, president and CEO of Navient. “In line with our strategy, we grew our in-school originations by over 40%, strengthened our capital position, and achieved attractive EBITDA margins in our business processing segment while consistently providing solutions that address our clients’ new and existing needs. In addition, we remain defensively positioned given our outlook for more challenging economic conditions.”

THIRD-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT

•   Net income of $94 million.

•   FFELP net interest margin of 0.94%.

•   Includes a net reduction to pre-tax income of $10 million related to incremental FFELP Loan consolidation activity in connection with recently announced loan forgiveness plans.

•   $13 million of the provision for loan losses in anticipation of a deteriorating economy.

CONSUMER LENDING SEGMENT

•   Net income of $65 million.

•   Originated $447 million of Private Education Loans.

•   Private Education Loan delinquency rate of 4.4% remains below pre-pandemic levels.

•   $15 million of the provision for loan losses in anticipation of a deteriorating economy.

BUSINESS PROCESSING SEGMENT	• EBITDA(1) of $13 million. • Revenue of $79 million.
CAPITAL

•   Adjusted tangible equity ratio(1) of 7.8%.

•   Repurchased $95 million of common shares. $685 million common share repurchase authority remains outstanding.

•   Paid $22 million in common stock dividends.

EXPENSES	• Adjusted Core Earnings expenses(1) of $191 million.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 29.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q22	2Q22	3Q21

Net interest income	$120	$146	$151
Provision for loan losses	—	—	—
Other revenue	28	23	61

Total revenue	148	169	212
Expenses	25	25	53

Pre-tax income	123	144	159

Net income	$94	$110	$122

Segment net interest margin	0.94%	1.11%	1.04%
FFELP Loans:
FFELP Loan spread	1.05%	1.19%	1.10%
Provision for loan losses	$—	$—	$—
Net charge-offs	$12	$10	$8
Net charge-off rate	.12%	.09%	.07%
Greater than 30-days delinquency rate	18.6%	15.9%	8.5%
Greater than 90-days delinquency rate	10.1%	7.4%	4.3%
Forbearance rate	16.4%	13.1%	15.4%
Average FFELP Loans	$48,443	$50,534	$55,435
Ending FFELP Loans, net	$46,891	$49,214	$54,350

(Dollars in billions)
Total federal loans serviced(1)	$54	$57	$284

(1)

Closed on the novation and transfer of our Department of Education (ED) servicing contract to a third party in October 2021. As of September 30, 2022, we serviced $54 billion in FFELP (federally guaranteed) loans.

DISCUSSION OF RESULTS — 3Q22 vs. 3Q21

•

Third-quarter 2022 results included a net reduction to pre-tax income of $10 million related to incremental FFELP Loan consolidation activity in connection with the recently announced loan forgiveness plans (i.e., Public Service Loan Forgiveness and Student Debt Relief Plans or the “Loan Forgiveness Plans”).

•	Net income was $94 million compared to $122 million.

•

Net interest income decreased $31 million primarily due to $27 million of additional loan premium and deferred financing fee amortization as a result of the Loan Forgiveness Plans discussed above, as well as the paydown of the portfolio.

•

Provision for loan losses was unchanged at $0, but the current period provision includes a $13 million increase related to an increase in expected losses in anticipation of a deteriorating economy, and a $13 million decrease as a result of the Loan Forgiveness Plans discussed above. The increases in charge-offs and delinquencies detailed below are primarily the result of loans that were experiencing repayment difficulties pre-COVID returning to repayment after pandemic relief.

○	Net charge-offs were $12 million compared to $8 million.

○	Delinquencies greater than 90 days were $3.8 billion compared to $1.9 billion.

○	Forbearances were $7.4 billion compared to $8.0 billion.

•

Other revenue decreased $33 million which was primarily a result of the transfer of the ED servicing contract to a third party in October 2021. In the current period, there was $4 million of fee revenue as a result of the Loan Forgiveness Plans discussed above.

•	Expenses were $28 million lower primarily as a result of the decrease in other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q22	2Q22	3Q21

Net interest income	$153	$142	$163
Provision for loan losses	28	18	22
Other revenue	3	4	—

Total revenue	128	128	141
Expenses	43	35	45

Pre-tax income	85	93	96

Net income	$65	$71	$73

Segment net interest margin	2.90%	2.66%	2.98%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.03%	2.80%	3.17%
Provision for loan losses	$28	$18	$22
Net charge-offs(1)	$99	$70	$39
Net charge-off rate(1)	2.01%	1.40%	.77%
Greater than 30-days delinquency rate	4.4%	4.1%	3.0%
Greater than 90-days delinquency rate	2.0%	2.0%	1.1%
Forbearance rate	1.9%	1.5%	3.9%
Average Private Education Loans	$20,308	$20,856	$20,938
Ending Private Education Loans, net	$19,151	$19,668	$20,018
Private Education Refinance Loans:
Net charge-offs	$4	$4	$3
Greater than 90-days delinquency rate	.2%	.1%	.1%
Average Private Education Refinance Loans	$9,966	$10,119	$8,987
Ending Private Education Refinance Loans, net	$9,751	$9,905	$9,171
Private Education Refinance Loan originations	$231	$374	$1,489

(1)

Excluding the $30 million and $16 million of charge-offs on the expected future recoveries of previously fully charged-off loans in third-quarters 2022 and 2021, respectively, that occurred as a result of changing the net charge-off rate on defaulted loans from 81.7% to 81.9% in third-quarter 2022 and from 81.4% to 81.7% in third-quarter 2021.

DISCUSSION OF RESULTS — 3Q22 vs. 3Q21

•	Originated $447 million of Private Education Loans compared to $1.6 billion.

○	Refinance Loan originations were $231 million compared to $1.5 billion.

○	In-school loan originations increased 41% to $216 million compared to $153 million.

•	Net income was $65 million compared to $73 million.

•

Net interest income decreased $10 million primarily due to the increase in the relative proportion of the higher quality, lower yielding Private Education Refinance Loan portfolio compared to the non-refinance loan portfolio.

•

Provision for loan losses increased $6 million. The provision for loan losses of $28 million in the current period included $13 million of provision in connection with loan originations and $15 million related to an increase in expected losses in anticipation of a deteriorating economy. The provision in the year-ago quarter primarily related to loan originations. The increases in charge-offs and delinquencies detailed below are primarily the result of loans that were experiencing repayment difficulties pre-COVID returning to repayment after pandemic relief.

○	Excluding the $30 million and $16 million, respectively, related to the change in the net charge-off rate on defaulted loans, net charge-offs were $99 million compared with $39 million.

○	Private Education Loan delinquencies greater than 90 days: $394 million, up $178 million from $216 million.

○	Private Education Loan forbearances: $371 million, down $443 million from $814 million.

•	Expenses decreased $2 million primarily due to lower refinance loan originations as a result of the higher interest rate environment and the potential for loan forgiveness.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q22	2Q22	3Q21

Revenue from government services	$47	$53	$75
Revenue from healthcare services	32	34	47

Total fee revenue	79	87	122
Expenses	67	74	87

Pre-tax income	12	13	35

Net income	$9	$10	$27

EBITDA(1)	$13	$14	$38
EBITDA margin(1)	16%	16%	31%

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 18 – 29.

DISCUSSION OF RESULTS — 3Q22 vs. 3Q21

•	Net income was $9 million compared to $27 million.

•

Revenue decreased $43 million, or 35%, due to the expected $51 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by an $8 million increase in revenue from services for our traditional government and healthcare services clients.

•	EBITDA was $13 million, down $25 million, or 66%. The decrease in EBITDA was primarily the result of the revenue decrease discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022).

Navient will hold a live audio webcast Wednesday, October 26, 2022, at 8 a.m. ET, hosted by Jack Remondi, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP Basis
Net income	$105	$180	$173	$540	$728
Diluted earnings per common share	$.75	$1.22	$1.04	$3.67	$4.15
Weighted average shares used to compute diluted earnings per share	141	147	167	147	176
Return on assets	.57%	.96%	.86%	.96%	1.19%

Core Earnings Basis(1)
Net income(1)	$87	$134	$149	$356	$618
Diluted earnings per common share(1)	$.62	$.91	$.89	$2.42	$3.52
Adjusted diluted earnings per common share(1)	$.75	$.92	$.92	$2.58	$3.65
Weighted average shares used to compute diluted earnings per share	141	147	167	147	176
Net interest margin, Federal Education Loan segment	.94%	1.11%	1.04%	1.03%	.99%
Net interest margin, Consumer Lending segment	2.90%	2.66%	2.98%	2.78%	2.98%
Return on assets	.47%	.72%	.73%	.63%	1.01%

Education Loan Portfolios
Ending FFELP Loans, net	$46,891	$49,214	$54,350	$46,891	$54,350
Ending Private Education Loans, net	19,151	19,668	20,018	19,151	20,018

Ending total education loans, net	$66,042	$68,882	$74,368	$66,042	$74,368

Average FFELP Loans	$48,443	$50,534	$55,435	$50,398	$56,711
Average Private Education Loans	20,308	20,856	20,938	20,771	21,266

Average total education loans	$68,751	$71,390	$76,373	$71,169	$77,977

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures — Core Earnings” at pages 18 – 29.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2022 vs. June 30, 2022		September 30, 2022 vs. September 30, 2021
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	$	%	$	%
Interest income:
FFELP Loans	$553	$410	$368	$143	35%	$185	50%
Private Education Loans	309	277	291	32	12	18	6
Cash and investments	19	5	1	14	280	18	1,800

Total interest income	881	692	660	189	27	221	33
Total interest expense	641	371	326	270	73	315	97

Net interest income	240	321	334	(81)	(25)	(94)	(28)
Less: provisions for loan losses	28	18	22	10	56	6	27

Net interest income after provisions for loan losses	212	303	312	(91)	(30)	(100)	(32)
Other income (loss):
Servicing revenue	24	17	47	7	41	(23)	(49)
Asset recovery and business processing revenue	80	88	135	(8)	(9)	(55)	(41)
Other income (loss)	6	7	3	(1)	(14)	3	100
Losses on debt repurchases	—	—	(20)	—	—	20	(100)
Gains (losses) on derivative and hedging activities, net	40	22	(5)	18	82	45	900

Total other income (loss)	150	134	160	16	12	(10)	(6)
Expenses:
Operating expenses	194	190	248	4	2	(54)	(22)
Goodwill and acquired intangible asset impairment and amortization expense	10	3	4	7	233	6	150
Restructuring/other reorganization expenses	21	—	—	21	100	21	100

Total expenses	225	193	252	32	17	(27)	(11)

Income before income tax expense	137	244	220	(107)	(44)	(83)	(38)
Income tax expense	32	64	47	(32)	(50)	(15)	(32)

Net income	$105	$180	$173	$(75)	(42)%	$(68)	(39)%

Basic earnings per common share	$.75	$1.23	$1.05	$(.48)	(39)%	$(.30)	(29)%

Diluted earnings per common share	$.75	$1.22	$1.04	$(.47)	(39)%	$(.29)	(28)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2022	2021	$	%
Interest income:
FFELP Loans	$1,312	$1,106	$206	19%
Private Education Loans	862	905	(43)	(5)
Cash and investments	25	2	23	1,150

Total interest income	2,199	2,013	186	9
Total interest expense	1,301	995	306	31

Net interest income	898	1,018	(120)	(12)
Less: provisions for loan losses	62	(66)	128	194

Net interest income after provisions for loan losses	836	1,084	(248)	(23)
Other income (loss):
Servicing revenue	60	149	(89)	(60)
Asset recovery and business processing revenue	264	416	(152)	(37)
Other income (loss)	22	9	13	144
Gains on sales of loans	—	78	(78)	(100)
Losses on debt repurchases	—	(32)	32	(100)
Gains (losses) on derivative and hedging activities, net	161	21	140	667

Total other income (loss)	507	641	(134)	(21)
Expenses:
Operating expenses	588	758	(170)	(22)
Goodwill and acquired intangible asset impairment and amortization expense	17	14	3	21
Restructuring/other reorganization expenses	25	8	17	213

Total expenses	630	780	(150)	(19)

Income before income tax expense	713	945	(232)	(25)
Income tax expense	173	217	(44)	(20)

Net income	$540	$728	$(188)	(26)%

Basic earnings per common share	$3.71	$4.20	$(.49)	(12)%

Diluted earnings per common share	$3.67	$4.15	$(.48)	(12)%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Assets
FFELP Loans (net of allowance for losses of $233, $245 and $269, respectively)	$46,891	$49,214	$54,350
Private Education Loans (net of allowance for losses of $852, $921 and $980, respectively)	19,151	19,668	20,018
Investments	176	201	295
Cash and cash equivalents	1,364	976	1,050
Restricted cash and cash equivalents	2,548	2,460	2,261
Goodwill and acquired intangible assets, net	708	718	721
Other assets	2,787	2,828	3,244

Total assets	$73,625	$76,065	$81,939

Liabilities
Short-term borrowings	$5,677	$4,609	$2,781
Long-term borrowings	63,998	67,738	75,629
Other liabilities	977	791	795

Total liabilities	70,652	73,138	79,205

Commitments and contingencies
Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 461 million, 461 million and 459 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,309	3,305	3,277
Accumulated other comprehensive income (loss), net of tax	84	30	(189)
Retained earnings	4,406	4,323	3,975

Total Navient Corporation stockholders’ equity before treasury stock	7,803	7,662	7,067
Less: Common stock held in treasury: 325 million, 319 million and 297 million shares, respectively	(4,830)	(4,735)	(4,344)

Total Navient Corporation stockholders’ equity	2,973	2,927	2,723
Noncontrolling interest	—	—	11

Total equity	2,973	2,927	2,734

Total liabilities and equity	$73,625	$76,065	$81,939

COMPARISON OF 2022 RESULTS WITH 2021

Three Months Ended September 30, 2022 Compared with Three Months Ended September 30, 2021

For the three months ended September 30, 2022, net income was $105 million, or $0.75 diluted earnings per common share, compared with net income of $173 million, or $1.04 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Third-quarter 2022 results included a net reduction to pre-tax income of $10 million related to incremental FFELP Loan consolidation activity in connection with the recently announced loan forgiveness plans (i.e., Public Service Loan Forgiveness and the Student Debt Relief Plans or the “Loan Forgiveness Plans”).

•

Net interest income decreased by $94 million as a result of a decline in Floor Income on the FFELP portfolio due to the increase in interest rates, the continued paydown of the FFELP and non-refinance Private Education Loan portfolios, and $27 million of additional loan premium and deferred financing fee amortization as a result of the Loan Forgiveness Plans discussed above. Partially offsetting this decrease was the growth in the Private Education Refinance Loan portfolio as a result of both an increase in the portfolio size as well as an increase in the net interest margin.

•	Provisions for loan losses increased $6 million from $22 million to $28 million:

○	The provision for FFELP Loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $6 million from $22 million to $28 million.

The FFELP Loan provision for loan losses was unchanged at $0, but the current period provision includes a $13 million increase related to an increase in expected losses in anticipation of a deteriorating economy, and a $13 million decrease as a result of the Loan Forgiveness Plans discussed above.

The Private Education Loan provision for loan losses of $28 million in the current period included $13 million of provision in connection with loan originations and $15 million related to an increase in expected losses in anticipation of a deteriorating economy. The provision in the year-ago quarter primarily related to loan originations.

•

Servicing revenue decreased $23 million primarily related to the transfer of the ED servicing contract to a third party in October 2021. To aid in the transition, Navient is providing limited services in 2022 to the third party through a transition services agreement.

•

Asset recovery and business processing revenue decreased $55 million primarily as a result of a $43 million decrease in revenue earned in our Business Processing segment due to the expected $51 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by an $8 million increase in revenue from services for our traditional government and healthcare services clients.

•	Other income in the current period had $4 million of fee revenue as a result of the Loan Forgiveness Plans discussed above.

•	Losses on debt repurchases decreased $20 million. We repurchased $757 million of debt at a $20 million loss in the year-ago quarter. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $45 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, standard swaps (variable to fixed or fixed to variable), basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $3 million and $6 million in the third quarters of 2022 and 2021, respectively, operating expenses were $191 million and $242 million in the third quarters of 2022 and 2021, respectively. This $51 million decrease was primarily related to the transfer of the ED servicing contract as well as the decline in Business Processing segment revenue.

•

During the three months ended September 30, 2022 and 2021, the Company incurred $21 million and $0, respectively, of restructuring/other reorganization expenses, primarily severance-related costs and facility lease terminations.

We repurchased 6.3 million and 7.0 million shares of our common stock during the third quarters of 2022 and 2021, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 26 million common shares (or 16%) from the year-ago period.

Nine Months Ended September 30, 2022 Compared with Nine Months Ended September 30, 2021

For the nine months ended September 30, 2022, net income was $540 million, or $3.67 diluted earnings per common share, compared with net income of $728 million, or $4.15 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $120 million as a result of the continued paydown of the FFELP and non-refinance Private Education Loan portfolios, a decline in Floor Income on the FFELP portfolio due to the increase in interest rates, and $27 million of additional loan premium and deferred financing fee amortization as a result of the Loan Forgiveness Plans previously discussed. Partially offsetting this decrease was the growth in the Private Education Refinance Loan portfolio as a result of both an increase in the portfolio size as well as an increase in the net interest margin.

•	Provisions for loan losses increased $128 million from $(66) million to $62 million:

○	The provision for FFELP Loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $128 million from $(66) million to $62 million.

The FFELP Loan provision for loan losses was unchanged at $0, but the current period provision includes a $13 million increase related to an increase in expected losses in anticipation of a deteriorating economy, and a $13 million decrease as a result of the Loan Forgiveness Plans discussed above.

The Private Education Loan provision for loan losses of $62 million in the current period included $31 million of provision in connection with loan originations and $31 million related to an increase in expected losses in anticipation of a deteriorating economy. The negative provision of $(66) million in the year-ago period was primarily related to the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans discussed below and $8 million related to a decrease in expected losses for the overall portfolio, partially offset by $49 million of provision primarily related to loan originations.

•

Servicing revenue decreased $89 million primarily related to the transfer of the ED servicing contract to a third party in October 2021. To aid in the transition, Navient is providing limited services in 2022 to the third party through a transition services agreement (see discussion below related to “Other income”).

•

Asset recovery and business processing revenue decreased $152 million primarily as a result of a $117 million decrease in revenue earned in our Business Processing segment due to the expected $127 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by an $10 million increase in revenue from services for our traditional government and healthcare services clients.

•	Other income increased $13 million primarily related to the transition services being performed in connection with the transfer of the ED servicing contract to a third party, as discussed above.

•

Gains on sales of loans decreased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in first-quarter 2021. There was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement. There were no such sales in the current period.

•	Losses on debt repurchases decreased $32 million. We repurchased $1.5 billion of debt at a $32 million loss in the year-ago period. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $140 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, standard swaps (variable to fixed or fixed to variable), basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $5 million and $22 million in the nine months ended September 30, 2022 and 2021, respectively, operating expenses were $583 million and $736 million in the nine months ended

September 30, 2022 and 2021, respectively. This $153 million decrease was primarily related to the transfer of the ED servicing contract as well as the decline in Business Processing segment revenue.

•

During the nine months ended September 30, 2022 and 2021, the Company incurred $25 million and $8 million, respectively, of restructuring/other reorganization expense, primarily severance-related costs and facility lease terminations.

We repurchased 19.4 million and 26.9 million shares of our common stock during the nine months ended September 30, 2022 and 2021, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 29 million common shares (or 16%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2022		June 30, 2022		September 30, 2021
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$348		$348		$389
Loans in forbearance(2)	371		303		814
Loans in repayment and percentage of each status:
Loans current	18,426	95.6%	19,116	95.9%	19,196	97.0%
Loans delinquent 31-60 days(3)	305	1.6	269	1.3	247	1.2
Loans delinquent 61-90 days(3)	159	.8	152	.8	136	.7
Loans delinquent greater than 90 days(3)	394	2.0	401	2.0	216	1.1

Total Private Education Loans in repayment	19,284	100%	19,938	100%	19,795	100%

Total Private Education Loans, gross	20,003		20,589		20,998
Private Education Loan allowance for losses	(852)		(921)		(980)

Private Education Loans, net	$19,151		$19,668		$20,018

Percentage of Private Education Loans in repayment		96.4%		96.8%		94.3%

Delinquencies as a percentage of Private Education Loans in repayment		4.4%		4.1%		3.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.9%		1.5%		3.9%

Cosigner rate(4)		33%		33%		36%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for third-quarter 2022, second-quarter 2022, and third-quarter 2021.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	September 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$245	$921	$1,166
Total provision	—	28	28
Charge-offs:
Gross charge-offs	(12)	(118)	(130)
Expected future recoveries on current period gross charge-offs	—	19	19

Total(1)	(12)	(99)	(111)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(12)	(129)	(141)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	32	32

Allowance at end of period (GAAP)	233	852	1,085
Plus: expected future recoveries on previously fully charged-off loans(3)	—	280	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$233	$1,132	$1,365

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.12%	2.01%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.60%

Net charge-offs as a percentage of average loans in repayment (annualized)	.12%	2.61%
Allowance coverage of charge-offs (annualized)(4)	5.0	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.9%	(Non-GAAP)
Ending total loans	$47,124	$20,003
Average loans in repayment	$39,573	$19,628
Ending loans in repayment	$37,731	$19,284

	QUARTER ENDED
	June 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$255	$964	$1,219
Total provision	—	18	18
Charge-offs
Gross charge-offs	(10)	(82)	(92)
Expected future recoveries on current period gross charge-offs	—	12	12

Total(1)	(10)	(70)	(80)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(10)	(70)	(80)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	9	9

Allowance at end of period (GAAP)	245	921	1,166
Plus: expected future recoveries on previously fully charged-off loans(3)	—	312	312

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$245	$1,233	$1,478

Net charge-offs as a percentage of average loans in repayment (annualized)	.09%	1.40%
Allowance coverage of charge-offs (annualized) (4)	6.4	4.4	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	6.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	6.2%	(Non-GAAP)
Ending total loans	$49,459	$20,589
Average loans in repayment	$42,163	$20,162
Ending loans in repayment	$41,168	$19,938

	QUARTER ENDED
	September 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$277	$976	$1,253
Total provision	—	22	22
Charge-offs:
Gross charge-offs	(8)	(45)	(53)
Expected future recoveries on current period gross charge-offs	—	6	6

Total(1)	(8)	(39)	(47)
Adjustment resulting from the change in charge-off rate(2)	—	(16)	(16)

Net charge-offs	(8)	(55)	(63)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	37	37

Allowance at end of period (GAAP)	269	980	1,249
Plus: expected future recoveries on previously fully charged-off loans(3)	—	397	397

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$269	$1,377	$1,646

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.07%	.77%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.33%

Net charge-offs as a percentage of average loans in repayment (annualized)	.07%	1.10%
Allowance coverage of charge-offs (annualized)(4)	8.4	6.3	(Non-GAAP	)
Allowance as a percentage of the ending total loan balance(4)	.5%	6.6%	(Non-GAAP	)
Allowance as a percentage of ending loans in repayment(4)	.6%	7.0%	(Non-GAAP	)
Ending total loans	$54,619	$20,998
Average loans in repayment	$45,201	$19,894
Ending loans in repayment	$44,160	$19,795

	NINE MONTHS ENDED
	September 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	62	62
Charge-offs:
Gross charge-offs	(29)	(281)	(310)
Expected future recoveries on current period gross charge-offs	—	43	43

Total(1)	(29)	(238)	(267)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(29)	(268)	(297)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	49	49

Allowance at end of period (GAAP)	233	852	1,085
Plus: expected future recoveries on previously fully charged-off loans(3)	—	280	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$233	$1,132	$1,365

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.09%	1.59%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.20%

Net charge-offs as a percentage of average loans in repayment (annualized)	.09%	1.79%
Allowance coverage of charge-offs (annualized) (4)	6.1	3.2	(Non-GAAP	)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.7%	(Non-GAAP	)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.9%	(Non-GAAP	)
Ending total loans	$47,124	$20,003
Average loans in repayment	$41,793	$20,056
Ending loans in repayment	$37,731	$19,284

	NINE MONTHS ENDED
	September 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(5)	—	(107)	(107)
Remaining provision	—	41	41

Total provision	—	(66)	(66)
Charge-offs:
Gross charge-offs	(19)	(125)	(144)
Expected future recoveries on current period gross charge-offs	—	16	16

Total(1)	(19)	(109)	(128)
Adjustment resulting from the change in charge-off rate(2)	—	(16)	(16)

Net charge-offs	(19)	(125)	(144)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	82	82

Allowance at end of period	269	980	1,249
Plus: expected future recoveries on previously fully charged-off loans(3)	—	397	397

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$269	$1,377	$1,646

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.06%	.72%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.11%

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.83%
Allowance coverage of charge-offs (annualized)(4)	10.5	8.3	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	6.6%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	7.0%	(Non-GAAP)
Ending total loans	$54,619	$20,998
Average loans in repayment	$46,191	$20,145
Ending loans in repayment	$44,160	$19,795

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

In third-quarters 2022 and 2021, the net charge-off rate on defaulted Private Education Loans increased from 81.7% to 81.9% and from 81.4% to 81.7%, respectively. These changes resulted in a $30 million and $16 million reduction in the balance of expected future recoveries on previously fully charged-off loans in third-quarters 2022 and 2021, respectively.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Beginning of period expected future recoveries on previously fully charged-off loans	$312	$321	$434	$329	$479
Expected future recoveries of current period defaults	19	12	6	43	16
Recoveries (cash collected)	(14)	(15)	(22)	(43)	(69)
Charge-offs (as a result of lower recovery expectations)	(37)	(6)	(21)	(49)	(29)

End of period expected future recoveries on previously fully charged-off loans	$280	$312	$397	$280	$397

Change in balance during period	$(32)	$(9)	$(37)	$(49)	$(82)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(5)	In connection with the sale of approximately $30 million and $1.6 billion of Private Education Loans in second-quarter 2021 and first-quarter 2021, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.3 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $5.7 billion of senior unsecured notes that mature in the long term (from 2023 to 2043 with 80% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which are done through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Loan originations and purchases are part of our ongoing liquidity needs. We repurchased 6.3 million shares of common stock for $95 million in the third quarter of 2022 and have $685 million of unused share repurchase authority as of September 30, 2022.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Ending balances:
Total unrestricted cash and liquid investments	$1,364	$976	$1,050
Unencumbered FFELP Loans	151	89	106
Unencumbered Private Education Refinance Loans	270	42	520

Total	$1,785	$1,107	$1,676

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Average balances:
Total unrestricted cash and liquid investments	$1,363	$875	$1,047	$1,037	$1,166
Unencumbered FFELP Loans	123	215	296	172	297
Unencumbered Private Education Refinance Loans	165	135	566	213	668

Total	$1,651	$1,225	$1,909	$1,422	$2,131

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2022 to April 2024.

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Ending balances:
FFELP Loan ABCP facilities	$200	$185	$184
Private Education Loan ABCP facilities	2,203	2,184	2,597

Total	$2,403	$2,369	$2,781

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Average balances:
FFELP Loan ABCP facilities	$190	$337	$385	$404	$538
Private Education Loan ABCP facilities	2,186	2,018	2,143	2,147	2,328

Total	$2,376	$2,355	$2,528	$2,551	$2,866

At September 30, 2022, we had a total of $4.3 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.0 billion of our unencumbered tangible assets of which $1.8 billion and $151 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2022, we had $5.1 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.8 billion outstanding as of September 30, 2022. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2022	June 30, 2022	September 30, 2021
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.7	$3.8	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.4	1.9	1.7
Tangible unencumbered assets(1)	4.3	3.8	4.9
Senior unsecured debt	(7.0)	(7.0)	(7.4)
Mark-to-market on unsecured hedged debt(2)	.3	.1	(.5)
Other liabilities, net	(.5)	(.4)	(.5)

Total Tangible Equity(1)	$2.2	$2.2	$2.0

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At September 30, 2022, June 30, 2022 and September 30, 2021, there were $(305) million, $(112) million and $406 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio and Pro Forma Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$555	$309	$—	$—	$864	$—	$(2)	$(2)	$862
Cash and investments	9	3	—	7	19	—	—	—	19

Total interest income	564	312	—	7	883	—	(2)	(2)	881
Total interest expense	444	159	—	33	636	(1)	6	5	641

Net interest income (loss)	120	153	—	(26)	247	1	(8)	(7)	240
Less: provisions for loan losses	—	28	—	—	28	—	—	—	28

Net interest income (loss) after provisions for loan losses	120	125	—	(26)	219	1	(8)	(7)	212
Other income (loss):
Servicing revenue	21	3	—	—	24	—	—	—	24
Asset recovery and business processing revenue	1	—	79	—	80	—	—	—	80
Other income (loss)	6	—	—	—	6	(1)	41	40	46

Total other income (loss)	28	3	79	—	110	(1)	41	40	150
Expenses:
Direct operating expenses	25	43	67	—	135	—	—	—	135
Unallocated shared services expenses	—	—	—	59	59	—	—	—	59

Operating expenses	25	43	67	59	194	—	—	—	194
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	10	10	10
Restructuring/other reorganization expenses	—	—	—	21	21	—	—	—	21

Total expenses	25	43	67	80	215	—	10	10	225

Income (loss) before income tax expense (benefit)	123	85	12	(106)	114	—	23	23	137
Income tax expense (benefit)(2)	29	20	3	(25)	27	—	5	5	32

Net income (loss)	$94	$65	$9	$(81)	$87	$—	$18	$18	$105

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(7)	$—	$(7)
Total other income (loss)	40	—	40
Goodwill and acquired intangible asset impairment and amortization	—	10	10

Total Core Earnings adjustments to GAAP	$33	$(10)	23

Income tax expense (benefit)			5

Net income (loss)			$18

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$409	$277	$—	$—	$686	$4	$(3)	$1	$687
Cash and investments	3	1	—	1	5	—	—	—	5

Total interest income	412	278	—	1	691	4	(3)	1	692
Total interest expense	266	136	—	18	420	4	(53)	(49)	371

Net interest income (loss)	146	142	—	(17)	271	—	50	50	321
Less: provisions for loan losses	—	18	—	—	18	—	—	—	18

Net interest income (loss) after provisions for loan losses	146	124	—	(17)	253	—	50	50	303
Other income (loss):
Servicing revenue	14	3	—	—	17	—	—	—	17
Asset recovery and business processing revenue	1	—	87	—	88	—	—	—	88
Other income (loss)	8	1	—	(2)	7	—	22	22	29

Total other income (loss)	23	4	87	(2)	112	—	22	22	134
Expenses:
Direct operating expenses	25	35	74	—	134	—	—	—	134
Unallocated shared services expenses	—	—	—	56	56	—	—	—	56

Operating expenses	25	35	74	56	190	—	—	—	190
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	3	3	3
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	25	35	74	56	190	—	3	3	193

Income (loss) before income tax expense (benefit)	144	93	13	(75)	175	—	69	69	244
Income tax expense (benefit)(2)	34	22	3	(18)	41	—	23	23	64

Net income (loss)	$110	$71	$10	$(57)	$134	$—	$46	$46	$180

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$50	$—	$50
Total other income (loss)	22	—	22
Goodwill and acquired intangible asset impairment and amortization	—	3	3

Total Core Earnings adjustments to GAAP	$72	$(3)	69

Income tax expense (benefit)			23

Net income (loss)			$46

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$353	$291	$—	$—	$644	$25	$(10)	$15	$659
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	353	292	—	—	645	25	(10)	15	660
Total interest expense	202	129	—	15	346	(3)	(17)	(20)	326

Net interest income (loss)	151	163	—	(15)	299	28	7	35	334
Less: provisions for loan losses	—	22	—	—	22	—	—	—	22

Net interest income (loss) after provisions for loan losses	151	141	—	(15)	277	28	7	35	312
Other income (loss):
Servicing revenue	47	—	—	—	47	—	—	—	47
Asset recovery and business processing revenue	13	—	122	—	135	—	—	—	135
Other income (loss)	1	—	—	2	3	(28)	23	(5)	(2)
Losses on debt repurchases	—	—	—	(20)	(20)	—	—	—	(20)

Total other income (loss)	61	—	122	(18)	165	(28)	23	(5)	160
Expenses:
Direct operating expenses	53	45	87	—	185	—	—	—	185
Unallocated shared services expenses	—	—	—	63	63	—	—	—	63

Operating expenses	53	45	87	63	248	—	—	—	248
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	4	4	4
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	53	45	87	63	248	—	4	4	252

Income (loss) before income tax expense (benefit)	159	96	35	(96)	194	—	26	26	220
Income tax expense (benefit)(2)	37	23	8	(23)	45	—	2	2	47

Net income (loss)	$122	$73	$27	$(73)	$149	$—	$24	$24	$173

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$—	$35
Total other income (loss)	(5)	—	(5)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total Core Earnings adjustments to GAAP	$30	$(4)	26

Income tax expense (benefit)			2

Net income (loss)			$24

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,298	$862	$—	$—	$2,160	$23	$(9)	$14	$2,174
Cash and investments	12	5	—	8	25	—	—	—	25

Total interest income	1,310	867	—	8	2,185	23	(9)	14	2,199
Total interest expense	905	421	—	65	1,391	3	(93)	(90)	1,301

Net interest income (loss)	405	446	—	(57)	794	20	84	104	898
Less: provisions for loan losses	—	62	—	—	62	—	—	—	62

Net interest income (loss) after provisions for loan losses	405	384	—	(57)	732	20	84	104	836
Other income (loss):
Servicing revenue	51	9	—	—	60	—	—	—	60
Asset recovery and business processing revenue	4	—	260	—	264	—	—	—	264
Other income (loss)	24	1	—	(3)	22	(20)	181	161	183

Total other income (loss)	79	10	260	(3)	346	(20)	181	161	507
Expenses:
Direct operating expenses	79	113	216	—	408	—	—	—	408
Unallocated shared services expenses	—	—	—	180	180	—	—	—	180

Operating expenses	79	113	216	180	588	—	—	—	588
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	17	17	17
Restructuring/other reorganization expenses	—	—	—	25	25	—	—	—	25

Total expenses	79	113	216	205	613	—	17	17	630

Income (loss) before income tax expense (benefit)	405	281	44	(265)	465	—	248	248	713
Income tax expense (benefit)(2)	95	66	11	(63)	109	—	64	64	173

Net income (loss)	$310	$215	$33	$(202)	$356	$—	$184	$184	$540

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$104	$—	$104
Total other income (loss)	161	—	161
Goodwill and acquired intangible asset impairment and amortization	—	17	17

Total Core Earnings adjustments to GAAP	$265	$(17)	248

Income tax expense (benefit)			64

Net income (loss)			$184

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,062	$905	$—	$—	$1,967	$73	$(29)	$44	$2,011
Cash and investments	—	1	—	1	2	—	—	—	2

Total interest income	1,062	906	—	1	1,969	73	(29)	44	2,013
Total interest expense	627	416	—	51	1,094	(6)	(93)	(99)	995

Net interest income (loss)	435	490	—	(50)	875	79	64	143	1,018
Less: provisions for loan losses	—	(66)	—	—	(66)	—	—	—	(66)

Net interest income (loss) after provisions for loan losses	435	556	—	(50)	941	79	64	143	1,084
Other income (loss):
Servicing revenue	146	3	—	—	149	—	—	—	149
Asset recovery and business processing revenue	39	—	377	—	416	—	—	—	416
Other income (loss)	3	1	—	5	9	(66)	87	21	30
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(32)	(32)	—	—	—	(32)

Total other income (loss)	188	95	377	(27)	633	(79)	87	8	641
Expenses:
Direct operating expenses	170	124	270	—	564	—	—	—	564
Unallocated shared services expenses	—	—	—	194	194	—	—	—	194

Operating expenses	170	124	270	194	758	—	—	—	758
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	14	14	14
Restructuring/other reorganization expenses	—	—	—	8	8	—	—	—	8

Total expenses	170	124	270	202	766	—	14	14	780

Income (loss) before income tax expense (benefit)	453	527	107	(279)	808	—	137	137	945
Income tax expense (benefit)(2)	107	123	25	(65)	190	—	27	27	217

Net income (loss)	$346	$404	$82	$(214)	$618	$—	$110	$110	$728

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$143	$—	$143
Total other income (loss)	8	—	8
Goodwill and acquired intangible asset impairment and amortization	—	14	14

Total Core Earnings adjustments to GAAP	$151	$(14)	137

Income tax expense (benefit)			27

Net income (loss)			$110

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Core Earnings net income	$87	$134	$149	$356	$618
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	33	72	30	265	151
Net impact of goodwill and acquired intangible assets	(10)	(3)	(4)	(17)	(14)
Net tax effect	(5)	(23)	(2)	(64)	(27)

Total Core Earnings adjustments to GAAP	18	46	24	184	110

GAAP net income	$105	$180	$173	$540	$728

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$40	$22	$(5)	$161	$21
Plus: Gains (losses) on fair value hedging activity included in interest expense	(6)	50	10	85	71

Total gains (losses)	34	72	5	246	92
Plus: Settlements on derivative and hedging activities, net(1)	1	—	28	20	66

Mark-to market gains (losses) on derivative and hedging activities, net(2)	35	72	33	266	158
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(2)	(3)	(10)	(9)	(30)
Other derivative accounting adjustments(3)	—	3	7	8	23

Total net impact of derivative accounting	$33	$72	$30	$265	$151

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$(4)	$(25)	$(23)	$(73)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(1)	4	(3)	3	(6)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	13

Total reclassifications of settlements on derivative and hedging activities	$(1)	$—	$(28)	$(20)	$(66)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Floor Income Contracts	$—	$9	$23	$65	$81
Basis swaps	(3)	(4)	1	(6)	5
Foreign currency hedges	(23)	40	3	34	48
Other	61	27	6	173	24

Total mark-to-market gains (losses) on derivative and hedging activities, net	$35	$72	$33	$266	$158

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2022, derivative accounting has increased GAAP equity by approximately $118 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Beginning impact of derivative accounting on GAAP equity	$39	$(63)	$(459)	$(299)	$(616)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	79	102	42	417	199

Ending impact of derivative accounting on GAAP equity	$118	$39	$(417)	$118	$(417)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total pre-tax net impact of derivative accounting recognized in net income(a)	$33	$72	$30	$265	$151
Tax impact of derivative accounting adjustment recognized in net income	(8)	(19)	(8)	(65)	(37)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	54	49	20	217	85

Net impact of net mark-to-market gains (losses) under derivative accounting	$79	$102	$42	$417	$199

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Total hedged Floor Income, net of tax(1)(2)	$224	$255	$291

(1)  $293 million, $334 million and $380 million on a pre-tax basis as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively.

(2)  Of the $224 million as of September 30, 2022, approximately $30 million, $98 million, $39 million and $21 million will be recognized as part of Core Earnings net income in 2022, 2023, 2024 and 2025, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Core Earnings goodwill and acquired intangible asset adjustments	$(10)	$(3)	$(4)	$(17)	$(14)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as Adjusted Core Earnings is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Restructuring/other reorganization expenses	$21	$—	$—	$25	$8
Regulatory-related expenses	3	2	6	5	22

Total	$24	$2	$6	$30	$30

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Navient Corporation’s stockholders’ equity	$2,973	$2,927	$2,723
Less: Goodwill and acquired intangible assets	708	718	721

Tangible Equity	2,265	2,209	2,002
Less: Equity held for FFELP Loans	234	246	272

Adjusted Tangible Equity	$2,031	$1,963	$1,730

Divided by:
Total assets	$73,625	$76,065	$81,939
Less:
Goodwill and acquired intangible assets	708	718	721
FFELP Loans	46,891	49,214	54,350

Adjusted tangible assets	$26,026	$26,133	$26,868

Adjusted Tangible Equity Ratio(1)	7.8%	7.5%	6.4%

(1)

The following provides the Adjusted Tangible Equity Ratio on a pro forma basis assuming the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Adjusted Tangible Equity (from above table)	$2,031	$1,963	$1,730
Plus: Ending impact of derivative accounting on GAAP equity (see page 26)	(118)	(39)	417

Pro forma Adjusted Tangible Equity	$1,913	$1,924	$2,147

Divided by: Adjusted tangible assets (from above table)	$26,026	$26,133	$26,868

Pro forma Adjusted Tangible Equity Ratio	7.4%	7.4%	8.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Pre-tax income	$12	$13	$35	$44	$107
Plus:
Depreciation and amortization expense(1)	1	1	3	2	6

EBITDA	$13	$14	$38	$46	$113

Divided by:
Total revenue	$79	$87	$122	$260	$377

EBITDA margin	16%	16%	31%	18%	30%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of September 30, 2022, the $1,132 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $20,003 million Private Education Loan portfolio. The $280 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $20,003 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Allowance at end of period (GAAP)	$852	$921	$980	$852	$980
Plus: expected future recoveries on previously fully charged-off loans	280	312	397	280	397

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$1,132	$1,233	$1,377	$1,132	$1,377

Ending total loans	$20,003	$20,589	$20,998	$20,003	$20,998
Ending loans in repayment	$19,284	$19,938	$19,795	$19,284	$19,795
Net charge-offs	$129	$70	$55	269	$125
Allowance coverage of charge-offs (annualized):
GAAP	1.7	3.3	4.5	2.4	5.9
Adjustment(1)	.5	1.1	1.8	.8	2.4

Non-GAAP Financial Measure(1)	2.2	4.4	6.3	3.2	8.3

Allowance as a percentage of the ending total loan balance:
GAAP	4.3%	4.5%	4.7%	4.3%	4.7%
Adjustment(1)	1.4	1.5	1.9	1.4	1.9

Non-GAAP Financial Measure(1)	5.7%	6.0%	6.6%	5.7%	6.6%

Allowance as a percentage of the ending loans in repayment:
GAAP	4.4%	4.6%	5.0%	4.4%	5.0%
Adjustment(1)	1.5	1.6	2.0	1.5	2.0

Non-GAAP Financial Measure(1)	5.9%	6.2%	7.0%	5.9%	7.0%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.